Exhibit 99.3

Interpoint Partners, LLC

Financial Statements

September 30, 2011 and 2010

(Unaudited)

Interpoint Partners, LLC

Balance Sheet

September 30, 2011 and 2010

ASSETS

	September 30,	September 30,
	(unaudited)
	September 30,
	2011	2010

Current assets
Cash	$38,492	$4,570
Accounts receivable, net of $ 0 allowance for doubtful accounts	174,031	143,245

Total current assets	212,523	147,815

Property and equipement, at cost
Computer equipment	3,925	—
Furniture and fixtures	10,349	—
Leasehold improvements	29,970	—
Less accumulated depreciation	(7,599)	—

Total property and equipment at cost	36,645	—

Other assets
Security deposits	12,975	6,981

Total assets	$262,143	$154,796

Interpoint Partners, LLC

Balance Sheet

September 30, 2011 and 2010

LIABILITIES AND MEMBER’S DEFICIT

	September 30,	September 30,
	(unaudited)
	September 30,
	2011	2010

Current liabilities
Accounts payable	$268,798	$103,729
Accrued liabilities	234,154	22,900
Deferred rent liability—current	14,994	—
Deferred Revenue	84,399	17,753
Lines of credit	301,222	300,000
Convertible notes payable—related parties, net of discount	996,040	334,564
Convertible notes payable, net of discount	153,989	—
Notes payable—related parties	250,775	—

Total current liabilities	2,304,371	778,946

Long-term liabilities
Deferred rent liability—non-current	29,915	—
Deferred revenue, net of current portion	184,496	83,824

Total long-term liabilities	214,411	83,824

Members’ deficit	(2,256,639)	(707,974)

Total liabilities and members’ deficit	$262,143	$154,796

Interpoint Partners, LLC

Statement of Operations

September 30, 2011 and 2010

	September 30,	September 30,
	Nine Months ended September 30,
	2011	2010

Revenue	$990,430	$851,004

Operating expenses
Cost of Services	346,651	213,541
Selling, general and administrative	1,915,338	850,386

Total operating expenses	2,261,989	1,063,927

Loss from operations	(1,271,559)	(212,923)

Other expense
Interest expense	359,667	3,106

Net loss	$(1,631,226)	$(216,029)

Interpoint Partners, LLC

Statement of Cash Flows

For the Nine Months Ended September 30, 2011 and 2010

	September 30,	September 30,
	Nine Months Ended September 30,
	2011	2010

Cash flows from operating activities
Net loss	$(1,631,226)	$(216,029)
Adjustments to reconcile net loss to net cash used by operating activities:
Non-cash interest on notes	256,376	—
Depreciation	7,599	—
Changes in operating assets and liabilities:
Accounts receivable	4,379	(87,818)
Security deposits	(5,994)
Accounts payable	138,904	39,490
Accrued liabilities	183,755	22,034
Deferred rent	44,909
Deferred revenue	132,663	71,865

Total adjustments	762,591	45,571

Cash used by operating activities	(868,635)	(170,458)

Cash flows from investing activities
Acquisition of property and equipment	(44,244)	—

Cash used by investing activities	(44,244)	—

Cash flows from financing activities
Net proceeds from line of credit	1,222	(672)
Net proceeds from related party line of credit	775
Net proceeds from convertible notes payable	820,000	219,564

Cash provided by financing activities	821,997	218,892

Net increase in cash	(90,882)	48,434

Cash, beginning of year	129,374	(43,864)

Cash, end of year	$38,492	$4,570

Supplemental disclosures of cash information

Cash paid during the year for interest	$—	$—

Interpoint Partners, LLC Notes to Financial Statements

Note A

Summary of Significant Accounting Policies

Nature of Operations:

Interpoint Partners, LLC (the “Company”), a limited-liability company, was formed on June 1, 2008 to deliver technology-driven solutions to simplify, facilitate and optimize overall operating performance. The Company uses a real-time data access and reporting engine, a workflow management system and teams of industry experts to assist hospitals, employed physician and large physician practices achieve accelerated cash flow, sustained accounts receivables levels, efficient revenue cycle management, and higher levels of patient and employee satisfaction.

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement. Actual results could differ from these estimates.

Limited Liability Company:

Interpoint Partners LLC was formed as a limited liability company and shall continue in existence until dissolved in accordance with the operating agreement. Members shall have no personal liability.

Accounts Receivable:

The Company extends credit to customers located primarily throughout North America based on the size of the customer, its payment history, and other factors. The Company does not require collateral for its accounts receivable. The amount of accounting loss due to credit risk, if the parties to the accounts receivable failed to perform according to the terms of the agreement, would be the balance of the accounts receivable net of the allowance for doubtful accounts, if applicable.

Accounts receivable are stated at the amount billed to the customer. Management reviews all accounts receivable balances that exceed 60 days from invoice date and then escalates the collection process to the appropriate customer relationship manager. After management has used reasonable collection efforts, uncollectible accounts are written off.

Property and Equipment:

Property and equipment are stated at cost. Expenditures for maintenance and repairs are expensed currently, while renewals and betterments that materially extend the life of an asset are capitalized. The cost of assets sold, retired, or otherwise disposed of, and the related allowance for depreciation are eliminated from the accounts, and any resulting gain or loss is recognized.

Note A

Summary of Significant Accounting Policies (Continued)

Depreciation of property and equipment is provided using straight-line over the estimated useful lives of the assets, which are as follows:

Computer equipment 3 years

Furniture and fixtures 5 years

Leasehold improvements Lesser of estimated useful life or life of the lease

Revenue Recognition:

The Company recognizes revenue when all the following criteria have been met:

•	Pervasive evidence of an arrangement exists;

•	Delivery has occurred and been accepted by the client;

•	The fee is fixed, determinable; and

•	Collection of the revenue is probable.

The Company derives its revenue by providing software as a service over the Internet. The Company arrangements typically include an up-front payment for services related to implementation with a fixed monthly fee over the term of the arrangement. The Company defers all up-front payments and recognizes them over the estimated customer life—typically 36 months. Fixed monthly services fees are recognized as the services are provided. The Company also provides services to customers. For services that are not included as part of a multiple element arrangement, the Company recognizes the services as they are provided to the customer. Cost of services, have been estimated as 35% of revenues.

Income Taxes:

The Company is taxed as a partnership under the Internal Revenue Code and a similar state statute. In lieu of income taxes, the members of the LLC are taxed on their proportionate share of the LLC’s taxable income. Therefore, no provision or liability for federal or state income taxes related to the LLC is included in these financial statements.

Fair Value of Financial Instruments:

The Company’s financial instruments, including cash, accounts receivable, accounts payable, accrued expenses, deferred rents and deferred revenues are carried at cost, which approximates their fair value because of the short-term nature of these financial instruments. The carrying value of debt is based on the instruments’ interest rates, terms, maturity dates and collateral, if any, in comparison to the Company’s incremental borrowing rate for similar financial instruments.

Note B

Lines of Credit

The Company has two revolving line of credit agreements with a financial institution with a maximum borrowing limit in aggregate of $301,222. Borrowings under the revolving line of credit bear interest at a rate of 5.63% per annum. At September 30, 2011, the accrued interest related to these lines of credit was approximately $6,000. The lines matured in June 2011 and are past due. The lines are secured by the Company’s accounts receivables and are guaranteed by the Chief Executive Officer, Chief Operating Officer, and Chief Technology Officer.

Note C

Convertible Notes Payable

During the period ended September 30, 2011, the Company entered into various convertible notes payable with family members of the Chief Executive Officer, the Chief Operating Officer and the Chief Technology Officer. In addition, the Company also entered into convertible notes payable with unrelated parties. The convertible notes were unsecured and accrued interest at a rate of 10% per annum. The convertible notes matured six months from the date the loan proceeds were received. The loans may be converted into common voting member units at the option of the lender at a varying discount rate of 15% to 25%. At issuance, approximately $400,000 of proceeds were assigned to the beneficial conversion feature. The discount is being amortized over the six months loan term. The face value of the notes is $1,293,419 and the unamortized beneficial conversion feature of $143,390. At September 30, 2011, the related accrued interest was approximately $66,000. The notes are unsecured and the maturity dates range from past due to March of 2012.

Note D

Notes Payable-Related Parties

The Chief Operating Officer and a Member entered into a line of credit loan agreement with a financial institution. The line has a maximum borrowing limit of $250,775 and matures in May 2012. This line of credit bears interest at a rate of 6.59% per annum. The funds from this loan in the amount of $250,775 were advanced to the Company. The Company has agreed to pay the related parties based on the terms of the underlying loan agreement. Accrued interest related to this loan amounted to approximately $6,000 at September 30, 2011.

Note E

Commitments and Contingencies

Operating Leases:

The Company leases office space, a corporate apartment and a vehicle under noncancelable operating lease agreements expiring on various dates through December 2014. The corporate apartment is leased from a company owned by the Chief Executive Officer. During 2011, the Company terminated the corporate apartment lease. One month’s rent was paid as a cancellation fee associated with this termination.

The office lease agreement contains landlord allowances for tenant improvements and rent-free periods. The total amount of rental payments due over the lease term is being charged to rent expense on the straight-line method over the term of the lease. The difference between rent expense recorded and the amount paid is included in the current and long-term deferred rent in the accompanying balance sheet.

At September 30, 2011, future minimum lease payments under noncancelable operating leases were as follows:

September 30,
Year Ending September 30,	Amount
2012	$79,502
2013	75,564
2014	51,638

$206,704

Note F

Employee Retirement Plans

The Company sponsors an employee retirement plan known as Interpoint 401(k) Profit Sharing Plan. Under the plan, employees may contribute up to the maximum contributions as set periodically by the Internal Revenue Service. The Company makes safe harbor contributions in the amount of 100% of the participant’s salary deferral, limited to 3% of the employee’s compensation, plus 50% of the amount of the participant’s salary deferral that exceed 3% of the employee’s compensation but do not exceed 5% of the employee’s compensation. Additionally, the Company may make a discretionary contribution to the Plan. The employee contributions vest immediately. Employer contributions vest 20% after one year of service, 40% after two years of service, 60% after three years of service, 80% after four years of service, and 100% after five years of service.

Note G

Related Party Transactions

During the period ended September 30, 2011, the Company paid for services from a company owned by a relative of the Company’s senior management. The accounts payable balance to this vendor was $21,600 as of September 30, 2011. In addition, the Company paid for rent on a corporate apartment to a company owned by the Chief Executive Officer. The accounts payable balances to this vendor was $2,300 as of September 30, 2011.

Note H

Subsequent Events

The Company evaluated subsequent events through January 26, 2012, when these financial statements were available to be issued.

Sales of assets:

On December 7, 2011, the Company executed an Asset Purchase Agreement in which the Company sold substantially all of the Company’s assets and certain liabilities to Streamline Health Solutions, Inc. (NASDAQ: STRM) for $2 million in cash and $3 million in convertible subordinated notes. In addition, the Asset Purchase Agreement provides for a contingent earn out payment in cash or convertible subordinated notes based on the Company’s financial performance of the business represented by the purchased assets for the 12 month period beginning six months after the closing and ended 12 months thereafter.

Note H

Subsequent Events (Continued)

Conversion of convertible notes payable:

Subsequent to September 30, 2011, the Company paid off $370,000 of outstanding convertible notes payable by issuing equity securities. The remaining outstanding convertible notes payable were paid off in cash. However, the related accrued interest related to these convertible notes payable was paid by issuing equity securities.